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                           ASSET PURCHASE AGREEMENT

                                   BETWEEN

                           BLOCK DRUG COMPANY, INC.

                                   (SELLER)

                                      AND

                                 WD-40 COMPANY

                                    (BUYER)

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                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement"), is made and entered into effective as of the 25th day of March, 1999, by Block Drug Company, Inc. a corporation organized and existing under the laws of the State of New Jersey with its principal place of business being located at 257 Cornelison Avenue, Jersey City, New Jersey 07302 (hereafter referred to as "Seller") and WD-40 Company, a corporation organized and existing under the laws of the State of California, with its principal place of business being located at 1061 Cudahy Place, San Diego, California 92110, (hereafter referred to as "Buyer");

     This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, certain defined properties, assets, goodwill and business of Seller, and will assume certain obligations of Seller, which relate exclusively to the LAVA brand heavy duty hand cleaner product line.

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

     As used in this Agreement, each of the following terms shall have the following meanings:

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1.1  ACCOUNTS RECEIVABLE means those orders shipped by Seller prior to
Closing.

1.2  ACQUIRED ASSETS means only the following assets used exclusively in the
Business:

(a) Seller's customer lists, customer files, sales literature, market research data and the product development information, if any, which are related exclusively to the Business and which are listed on Schedule 1.2 (a) hereto;

(b) the Inventory identified by type and cost in Schedule 1.2(b)(i) ("Finished Goods") and Schedule 1.2(b)(ii) (Raw Materials and Packaging);

(c) third party contracts, if any, to be assigned to Buyer at Closing as listed in Schedule 1.2(c), but only to the extent that those contracts relate exclusively to the Business and are assignable without the consent of the other party to such contracts;

(d) all of Seller's and its Affiliates right, title and interest, including worldwide title, to registered and pending trademarks, registered and pending trade names, trade dress, logos, copyright interests, slogans, trade secrets, technological and manufacturing know-how, patents, pending patent applications, if any, as listed on Schedule 1.2(d), together with related trademark files;

(e)  Equipment as listed in Schedule 1.2(e); and

(f)  the goodwill of the Business.

1.3 ADDITIONAL INVENTORY means all orders for packaging components, raw materials and finished goods which Seller placed with any third party manufacturer by Seller prior to Closing but which were not paid for by Seller prior to Closing as listed in Schedule 1.3.

1.4 AFFILIATE OR AFFILIATES means any corporation or other entity that is a subsidiary of the party in question (defined as being more than fifty percent directly or indirectly owned by that party), a parent of the party in question (defined as having more than fifty percent direct or indirect ownership

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of that party), or any subsidiary of the parent of the party in question, as those terms are defined by this Section.

1.5 ASSUMED OBLIGATIONS includes but is not limited to obligations or liabilities: (a) under any open purchase order(s) or portion(s) thereof as listed in Schedule 1.5(a) for the Additional Inventory; (b) to third party suppliers as listed in Schedule 1.5(b) for services relating exclusively to the Business ordered, but not paid for, by Seller prior to the Closing; (c) all sales and promotional agreements as listed in Schedule 1.5(c); and (d) for product liability, product returns, and product warranty for all products of the Business manufactured by or for the Business to the extent those liabilities arise more than one hundred eighty (180) days after Closing, except that Seller's financial liability for returns post Closing shall be limited to twenty thousand dollars ($20,000) in total with the right to sell to Buyer useable returns at cost.

1.6 BUSINESS means the activities of the Seller in connection with a hand cleanser bearing the Lava trademark consisting of the Acquired Assets and the Assumed Obligations, and specifically excludes the Excluded Assets and the Excluded Liabilities.

1.7 BUYER COMPETITIVE BUSINESS means any Person that competes with Buyer in marketing any Heavy Duty Hand Cleaner products.

1.8  CLOSING means both the closing of the transactions contemplated by
Article 3 of this Agreement in accordance with the terms and upon the conditions set forth in this Agreement, and the close of business on the date on which the Closing occurs, as provided in Section 3.1 of this Agreement.

1.9 ENGAGED PRIMARILY IN A BUYER COMPETITIVE BUSINESS means that greater than twenty percent

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(20%) of the sales of such Person are in the Heavy Duty Hand Cleaner Market.

1.10 EXCLUDED ASSETS means, without limitation: (a) cash, cash equivalents (or similar type investments), and Accounts Receivable of the Business; (b) insurance policies of Seller pertaining to the Business and all rights of Seller of every nature and description under or arising out of such insurance policies; (c) claims for refunds of Taxes paid by Seller and/or its respective Affiliates; (d) all rights of Seller under this Agreement and any other agreements or instruments delivered or to be delivered to Seller by Buyer pursuant to this Agreement; (e) any trademarks, trade names, trade dress, logos, copyright interests, slogans, trade secrets, technological and manufacturing know-how, patents, pending patent applications, or any rights under any of the foregoing, of Seller that do not relate exclusively to the Business or which are not set forth in Schedule 1.2(d); and (f) any and all assets not expressly listed as Acquired Assets.

1.11 EXCLUDED LIABILITIES means those liabilities retained by Seller and consisting of: (a) Taxes due from Seller for periods prior to Closing; (b) any claims brought by an employee of the Seller or an Affiliate of Seller; and (c) all liability of Seller arising out of any actions, claims, proceedings, litigation or any investigations by any party relating to the conduct of Business prior to Closing which arise within one hundred eighty
(180) days after Closing; and (d) all other obligations incurred in the ordinary course of business not specifically included as an Assumed Obligation, including but not limited to Inventory transferred at Closing but not yet paid for by Seller.

1.12 HEAVY DUTY HAND CLEANER means a consumer product which is primarily promoted for its superior hand washing efficacy against stubborn soils, and which contains natural abrasive materials providing significant abrasive effect in the product.

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1.13  INVENTORY means all finished goods inventories, packaging components, work-in-progress, raw materials and any promotional material exclusively related to the Business and which is owned by Seller at Closing.

1.14 MATERIAL ADVERSE CHANGE shall mean a change in the Business that has been or is reasonably likely to be materially adverse to the value of the Acquired Assets taken as a whole or materially adverse to the financial condition or results of operations of the Business.

1.15 PERSON means any legal entity, whether individual person, partnership, firm or corporation.

1.16 TAX AND TAXES means all taxes, charges, fees, levies, or other assessments, including, without limitation, income, excise, property, value added, real estate, sales use, payroll, and franchise taxes imposed by the United States or any state, county, or local government, subdivision or agency thereof, or any other jurisdiction outside the United States. Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, or other assessments.

                                  ARTICLE 2

                              SALE AND PURCHASE

2.1  Purchase and Sale of the Business.

     Subject to the terms and conditions of this Agreement, Seller agrees to sell the Business to the Buyer, and Buyer agrees to purchase the Business from the Seller and assume the Assumed Obligations. The Excluded Assets and the Excluded Liabilities are expressly excluded from the sale of the Business to the Buyer, it being understood and agreed by the parties that Seller shall retain the Excluded Assets and the Excluded Liabilities for its own account.

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2.2  Purchase Price

     (a)  The Purchase Price shall be:

          (i) the sum of nineteen million United States dollars (US $19,000,000.00) for the goodwill and all Acquired Assets other than Inventory; plus

          (ii) an amount equal to the price of the Inventory as determined by applying cost on Schedule 1.2(b)(i) and (ii) to the physical count of Inventory pursuant to Section 2.3.

     (b) On the day prior to Closing Date the Buyer shall pay Seller the Purchase Price set forth in Section 2.2(a)(i) plus ninety percent (90%) of the estimated Inventory value in immediately available funds by wire transfer to an account specified by Seller in writing at least two business days prior to the Closing. The balance of the Inventory value will be paid to Seller by Buyer with a company check at Closing.

2.3  Physical Count Prior to Closing

     Two (2) days prior to Closing, Seller shall cease shipment of Inventory to any customer. Prior to Closing, the Purchaser shall, at its own expense, conduct a physical accounting of the Inventory of Seller and deliver a schedule of such Inventory values (the "Inventory Certificate") to Seller on or prior to Closing. Seller may observe such physical count. In the event that the Inventory Certificate has a significant variance from the inventory count reflected on Seller's books and records, Purchaser and Seller shall agree to appropriate adjustments on or prior to the Closing.

2.4  Allocation of the Purchase Price.

     The Purchase Price shall be allocated in accordance with the requirements of Section 1060 of the Internal Revenue Code. Such allocation shall be completed and delivered to Seller, together

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with a draft Form 8594 (applicable to the U.S. Acquired Assets), no later than 180 days after Closing for Seller's review and approval, which approval shall not be unreasonably withheld. In the event that Seller fails to notify Buyer within 15 days of receipt of such allocation, in writing and with specificity as to assets and amounts, that it does not approve of the allocation made by Buyer, Seller shall be deemed conclusively to have approved such allocation and such Form 8594, and Seller and Buyer shall thereafter be bound to make all tax filings, including any state and local tax returns, on a basis consistent with such Purchase Price allocation. In the event that Seller has not approved and has not been deemed to have approved the aforementioned allocation in accordance with this Section 2.4, and Buyer and Seller have not otherwise reached agreement with respect to such matter, Buyer shall refer the matter to the accounting firm of Ernst & Young, L.L.P. for resolution, and the determination of such accounting firm with respect to allocation of the Purchase Price shall be final and binding on the parties. Each party shall pay one-half of the fees and expenses of such accounting firm. Seller and Buyer agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is inconsistent with the Purchase Price allocation made in accordance with this Section 2.4.

                                  ARTICLE 3

                                 THE CLOSING

3.1  Time and Place of Closing.

     Subject to the satisfaction or waiver of all of the conditions set forth in Article 7, the Closing will take place at the offices of Seller at Jersey City, New Jersey, within five

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(5) business days after the termination of the Hart-Scott-Rodino waiting period or on April 30, 1999, whichever comes later, or at such other time or place as the parties may mutually agree. Either party, acting in good faith, may request in writing an extension of the Closing for an additional five (5) business days in order to fulfill closing obligations.

3.2  Actions at Closing.

     At the Closing, the following actions shall occur:

     (a) Seller shall deliver to Buyer, or to such Affiliate of Buyer as Buyer may designate, the following:

          (i) a certificate by the President or appropriate Vice President of Seller, in the form attached as Exhibit 3.2(a)(i), that the warranties and representations of Seller set forth in
                 Article 5 of this Agreement are true and correct as of the Closing;

          (ii)   opinion of Seller's General Counsel in the form attached as
                 Exhibit 3.2(a)(ii) certifying that, to the best of counsel's knowledge, the representations and warranties set forth in Sections 5.1, 5.2, and 5.3 of this Agreement are true and correct as of the Closing;

          (iii) a bill of sale for the Acquired Assets in the form attached as Exhibit 3.2(a)(iii);

          (iv)   assignments for the Contracts listed in Schedule 1.2(c);

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          (v)    certified copies of any resolutions by the Executive Committee of the Seller's Board of Directors or other necessary corporate actions of Seller authorizing the execution and performance of this Agreement.

          (vi)   assignments for those trademarks included within
                 Schedule 1.2(d) in the form attached as Exhibit 3.2(a)(vi);

          (vii) such other documents as are in the reasonable opinion of counsel for Buyer and Seller necessary or desirable to transfer the Business to Buyer.

     (b) Buyer shall deliver to Seller, or to such Affiliate of Seller as Seller may designate, the following:

          (i)    The Purchase Price in immediately available funds;

          (ii) a certificate by the President or appropriate Vice President of Buyer, in the form attached as Exhibit 3.2(b)(ii), that the warranties and representations of Buyer set forth in
                 Article 4 of this Agreement are true and correct as of the Closing;

          (iii)  opinion of counsel in the form attached as
                 Exhibit 3.2(b)(iii) certifying that, to the best of counsel's

                                       10

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                 knowledge, the representations and warranties set forth in
                 Sections 4.1, 4.2, and 4.3 of this Agreement are true and correct as of the Closing; and

          (iv) a certificate of Secretary certifying that the execution and performance of this Agreement was duly authorized at a meeting of Buyer's Board of Directors substantially in the form of Exhibit 3.2(b)(iv);

          (v)    the Assumption Agreement, substantially in the form of
                 Exhibit 3.2(b)(v), by which Buyer accepts responsibility for the Assumed Obligations; and

          (vi) such other documents as are in the reasonable opinion of counsel for Buyer and Seller necessary or desirable to transfer the Business to Buyer.


                                  ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller the following, which shall be true and correct on the date of this Agreement and as of the Closing;

4.1  Organization and Good Standing.

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full corporate power to own its properties and conduct the business

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presently being conducted by it, and is duly qualified to do business in, and is in good standing under the laws of the State of California.

4.2  Power and Authority

     Buyer has full power and authority to purchase the assets and Business to be sold pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been or shall be duly and validly authorized by all necessary corporate action on the part of Buyer by the Closing. Upon the execution and delivery of this Agreement, it will be a valid and binding obligation of Buyer enforceable in accordance with its terms.

4.3  Violations Created by this Agreement.

     The execution and delivery of this Agreement does not, and the consummation of the transactions herein contemplated will not, materially violate any law or the terms of any contract to which Buyer is a party.

4.4  Finder's Fees and Commissions

     Buyer has not incurred any liability for finder's fees, brokerage fees, agent's commissions or other similar forms of compensation in connection with this Agreement, or the transactions contemplated hereby, for which Seller shall have any liability.

4.5  Financing.

     Buyer has, or has made satisfactory arrangements to provide at the Closing, funds sufficient for the Purchase Price to be paid by it under the terms of this Agreement.

4.6  No knowledge of Material Breach

     Buyer has no knowledge of any fact or circumstance which would support any claim or cause

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of action against Seller for a material breach of any representation or warranty.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     The only representations and warranties of the Seller are those set forth in this section. Notwithstanding the fact that Buyer will be acquiring certain trademarks outside of the United States, the Buyer acknowledges that the Seller has only conducted the Business within the United States and Buyer therefore understands and agrees that each of the representations and warranties given by Seller are given only with the respect to the United States. There are no liens or encumbrances on title to the trademarks; provided, however, the Buyer understands there may be pre-rights declaration agreements entered into during the course of prosecution of a trademark application. The details of any pre-right declaration agreement will be located in the trademark files, which will be delivered to Buyer by Seller at Closing. To the extent there are any pre-rights declaration agreements, the ability to use the trademarks in connection with the goods currently being sold and marketed in the United States will not be materially effected. The Buyer further understands that all trademarks are subject to certain use requirements and Seller makes no representation, warranty or guarantee as to whether the trademarks are subject to cancellation due to non-use. The representations and warranties given by Seller to Buyer are as of this date, and shall as of Closing, be true and correct in all material respects.

5.1  Organization and Good Standing.

     Seller is a corporation duly organized, validly existing, and in good standing under the laws


                                       13
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of the State of New Jersey and has full corporate power and authority to carry on the Business as now being conducted, has all permits and licenses that are necessary to conduct the Business in the United States as now being conducted and to ownership or operation of its properties and assets, and is duly qualified to do business in the State of New Jersey.


5.2  Power and Authority.

     Seller has full power and authority to execute, deliver and carry out the terms and conditions of this Agreement. This Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, except where failure to obtain that authorization is not material in the aggregate. Upon the execution and delivery of this Agreement, it will be valid and binding obligation of Seller enforceable in accordance with its respective terms.

5.3  Encumbrances/Violations Created by this Agreement.

     The execution and delivery of this Agreement does not, and the consummation of the transactions herein contemplated will not, create any encumbrances on the Acquired Assets in favor of third parties and will not violate any law, except where not material in the aggregate.

5.4  Finder's Fees and Commissions

     Seller has not incurred any liability for finder's fees, brokerage fees, agent's commissions or other similar forms of compensation in connection with this Agreement, or the transactions contemplated hereby, for which Buyer shall have any liability.

5.5  Title to Acquired Assets


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     Seller has and will convey to Buyer, good and marketable title to all of the Acquired Assets as necessary and appropriate to continue to conduct the Business in the United States as it has been conducted, free and clear of any security interests, liens, pledges, claims, charges, options, intellectual property infringement claims, or other encumbrances, except as listed in
Schedule 5.5.

5.6  Litigation and Claims.

     Seller is not aware of any claim, action, suit, proceeding, arbitration, or investigation, including product liability, product warranty, tax, workers' compensation, EEO or other employee-related proceedings, pending or threatened by or before any court, governmental authority or private arbitration tribunal in excess of one thousand dollars ($1,000) against Seller and arising out of the operation or ownership of the Business by the Seller as of the date hereof.

5.7  Permits and Licenses.

     Seller has all permits, approvals, consents, licenses, certificates of public convenience, orders and other authorizations of all governmental agencies and authorities, whether federal, state or local required to permit the operation of the Business, except where failure to do so will not have a material effect on the Business. So far as Seller is aware, all such permits, approvals, consents, licenses, certificates of public convenience, orders and other authorizations are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation as of the date hereof. The Business is in material compliance with all laws, statutes, ordinances and regulations of the United States relating to the Business.

5.8  No Material Adverse Change.

     Since December 31, 1998 there has not been any Material Adverse Change in the Business


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except as set forth on Schedule 5.8 or as discovered by Buyer during its due diligence investigation.





                                   ARTICLE 6

                            COVENANTS OF THE PARTIES

6.1  Access to Information.

     (a)   Buyer's Access to Information and Records Before Closing.

     Buyer may, prior to the Closing, make or cause to be made such reasonable investigation of the operation and assets of the Business as Buyer deems necessary or advisable to familiarize itself with such assets and other matters. Upon reasonable notice, Seller agrees to permit Buyer and its authorized representatives (including legal counsel and independent accountants) to have full access at reasonable business hours and upon reasonable prior notice to any relevant books and records of the Business, and Seller and its officers will furnish Buyer with such financial and operating data and other information and copies of documents with respect to the Business products and operations as Buyer shall from time to time reasonably request.

     (b)   Return of Seller's Documents.

     In the event of the termination of this Agreement prior to Closing, Buyer will deliver to Seller all documents, work papers and other materials obtained from Seller relating to Seller or the transaction contemplated hereby, whether so obtained before or after the execution hereof, and shall destroy any copies, charts, analyses or other documents produced from said documents, work papers


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and other materials obtained from Seller.  Buyer's counsel shall certify in writing that the aforementioned actions have been taken.


(c)   Use of the Parties' Information.

      (i) Prior to Closing, neither Buyer nor Seller shall, except to the extent mutually agreed upon, disclose to third parties any information obtained from the other, nor shall the receiving party use that information to the other's detriment. Each party shall keep any information so obtained confidential and will not use it in any way other than to obtain any governmental consents or approval necessary for the transactions contemplated by this Agreement, except that such restriction shall not apply to any information received from the other party (i) which is in or comes into the public domain through no fault of the receiver of the information, (ii) which was in the possession of the receiver of the information before the commencement of negotiations leading to this Agreement, (iii) which at any time lawfully comes into the possession of the receiver of the information from third parties who have a right to disclose such information otherwise than in connection with this Agreement, (iv) which is disclosed as a result of the provision set forth in Section 10.1 or (v) which is required to be disclosed by law.


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     (ii)   Following Closing, the parties shall not disclose to third parties any information obtained from the other, nor shall the receiving party use that information to the other's detriment. The parties shall keep any information so obtained confidential, except that such restriction shall not apply to any information received from the other party (i) which is in or comes into the public domain through no fault of the receiver of the information, (ii) which was in the possession of the receiver of the information before the commencement of negotiations leading to this Agreement, (iii) which at any time lawfully comes into the possession of the receiver of the information from third parties who have a right to disclose such information or (iv) which is required to be disclosed by law.


6.2  Obligations of the Parties Prior to Closing.

     Except for the steps or actions taken pursuant to prior written consent of Buyer, Seller from the date of this Agreement until the Closing will conduct the Business consistent with historical practices, and during that period Seller shall:

     (a)   conduct the Business only in the normal course;

     (b) not transfer any of the assets or properties of the Business except in the normal course;

     (c) except for customary agreements in the nature of pre-rights declarations in trademark


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matters, not enter into any patent, know-how, trademark or trade name licenses, purchase orders for raw materials, packaging and/or finished goods, or any other leases, licenses, contracts or other commitments relating exclusively to the Business, unless each such lease, license, contract, purchase order or commitment is disclosed to and approved by Buyer - the foregoing notwithstanding Seller may enter into new sales contracts in the ordinary course of business.

     (d) continue to meet the contractual obligations of, and to pay obligations relating to, the Business as they mature in the normal course; and

     (e) subject to the disclosures on Schedule 5.8, maintain the business relations of Seller with its suppliers, business customers and others with whom it has business relations relating to the Business.

6.3  Best Efforts of the Parties.

     Each of Seller and Buyer shall use its best efforts to cause all of the conditions to the obligations of the other to consummate the transactions contemplated hereby, as specified in Article 7, to be met as soon as practicable after the date of this Agreement and to do, or cause to be done, all things necessary to consummate the transactions contemplated hereby.

6.4  Obligations of the Parties After Closing

     (a) Additional Documents. From time to time after the Closing, Buyer and Seller agree to execute and deliver, without further consideration, such documents as either party hereto may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the transactions contemplated hereby or any other agreement delivered in connection herewith.


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     (b)   Cooperation in Litigation.  Buyer and Seller agree that, in the defense of any litigation, hearing, regulatory proceeding, or investigation or other similar matter relating to the Business, they will make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and original records of the Business reasonably necessary or desirable to permit the effective defense or investigation of such matters. If business information of Seller other than that pertaining to the Business is contained in such records, Buyer and Seller will enter into appropriate secrecy commitments to protect such information.

6.5  Seller's Agreement Not to Compete.

     (a) Neither Seller, nor any Affiliate of Seller, shall market any Heavy Duty Hand Cleaner within the United States for a period of five (5) years following Closing. For a period of three years from Closing, neither Seller, nor any Affiliate of Seller, shall introduce any Heavy Duty Hand Cleaner of its own outside of the United States; provided, however, nothing hereunder shall be construed to prevent an Affiliate from acting as a distributor for Heavy Duty Hand Cleaner outside of the United States on behalf of a third party for not more than ninety (90) days after the date that Seller has been given written notice by Buyer of such Affiliate's activity.

     (b) Seller shall not be deemed to be in violation of Section 6(a) by virtue of the fact that Seller, or any of its Affiliates: (i) invests in or owns an interest in any Person which is not Engaged Primarily in a Buyer Competitive Business; or (ii) invests in securities having less than ten percent (10%) of the outstanding voting power of any Person which is Engaged Primarily in a Buyer Competitive Business, the securities of which are publicly traded or listed on any securities exchange or automated quotation system; or (iii) acquired a Buyer Competitive Business as part of an


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acquisition, by joint venture, merger, or other business combination, or the assets of, or the majority of the voting interest in, another Person (hereinafter a "Target Business") if the revenue derived by the Target Business from the Buyer Competitive Business in the fiscal year preceding such acquisition constituted less than twenty percent (20%) of the aggregate net sales of the Target Business.

     (c) In the event Seller or an Affiliate acquires a Buyer Competitive Business under the circumstances described in Section 6.5(b)(iii) above, and if the sales of the Buyer Competitive Business contained within the Target Business exceed five million U.S. dollars (U.S. $5,000,000.00) on an annual basis, Seller or such Affiliate shall thereafter divest such Buyer Competitive Business with twenty four (24) months from the date of purchase of the Buyer Competitive Business by way of "auction" or other competitive bidding process, negotiated sale, or such other manner of divestiture as Seller, in its sole and non-reviewable discretion, deems appropriate.

6.6  Ecolab Inc.

     (a) Based upon Buyer's desire to negotiate a new arrangement directly with Ecolab Inc. which Buyer believes will be attractive to Ecolab Inc., and at Buyer's request, Seller shall give Ecolab notice, no later than May 15, 1999, to terminate its existing agreements with Ecolab Inc. relating to the Lava product and the Lava trademark. Buyer shall enable Seller to continue to fully perform under the agreements between Ecolab Inc. and Seller for the economic benefit of Buyer (less reasonable out-of-pocket expenses incurred by Seller), until their termination, but in no event later than September 30, 1999. Buyer shall attempt to negotiate with Ecolab Inc. for an earlier termination than September 30, 1999 of Seller's obligations under the Ecolab agreements.

     (b) Seller shall indemnify Buyer and hold it harmless against any loss, claim or liability arising from any dispute(s) between Ecolab Inc. and Seller which arise prior to Closing and relate solely to Buyer's performance under the Ecolab Inc. agreements or any subsequent post-termination notice claim that the Ecolab Inc. agreements will not terminate effective September 30, 1999.

     (c) Buyer shall indemnify Seller and hold it harmless against any loss, claim, or liability arising from any dispute relating to Ecolab Inc. which arise on or after March 25, 1999 other than those caused by Seller's failure to ship product properly ordered by Ecolab Inc. through no fault of Buyer.

6.7  Lava Institutional

     Buyer agrees that Seller shall retain Lava 7.5 oz. Institutional product and also have the right to sell such product to a third party(s) of its choosing. Should Buyer wish to purchase this product and Seller has not yet sold this product to a third party, Seller will consider an offer from Buyer.

6.8  CCL

     If CCL does not agree to manufacture Liquid Lava at its Rexdale, Ontario, Canada plant then Seller shall store free of charge to Buyer the Liquid Lava raw materials and packaging for a period of up to ninety (90) days post-closing.

                                   ARTICLE 7

                               CLOSING CONDITIONS


7.1   Conditions of Performance by Buyer.

      All obligations of Buyer to be performed at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Buyer:

      (a) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing as if made again at Closing;

      (b) Seller shall have fully performed all commitments hereunder up to the Closing and shall tender the required documents at the Closing as set forth in Article 3; and

      (c) All applicable waiting periods in respect of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act have expired or early termination shall have been obtained.

7.2   Conditions of Performance by Seller.

      All obligations of Seller to be performed at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Seller:

      (a) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing as if made again at Closing;

      (b) Buyer shall tender the cash and required documents at the Closing as set forth in Articles 2 and 3; and

      (c) all applicable waiting periods in respect of the transactions contemplated by this


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

Agreement under the Hart-Scott-Rodino Act have expired or early termination shall have been obtained.



                                    ARTICLE 8

                INDEMNIFICATIONS: PROCEDURES FOR CLAIMS: ARBITRATION


8.1   Indemnification by Seller.

      (a) Seller hereby assumes, undertakes, and will pay or otherwise discharge, and will indemnify and hold Buyer harmless against:

            (i) all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys incurred in the investigation, prosecution or defense (at trial and appellate levels and otherwise) of any claim or action brought by or against Buyer (hereinafter collectively called "Losses") arising out of, based upon, or alleging any matter involving an Excluded Liability or breach of a representation and warranty or covenant made by Seller herein, and;

            (ii) all costs and expenses of Buyer (including, without limitation, reasonable fees and expenses of attorneys) incurred in connection with the enforcement of any rights of Buyer under the indemnity provided in this Section.

(b) Seller's liability under Section 8.1(a) with respect to Losses arising out of an Excluded Liability described in Section 1.11(c) or breach of a representation and warranty or covenant by Seller shall not arise unless Buyer's Losses, in the aggregate, exceed two hundred thousand ($200,000.00) dollars, except that the foregoing limitation shall not apply to any claims for indemnification arising with respect to broker or finder's fee under Section 5.4 or with respect to title to the Acquired Assets in the United States under
Section 5.5; but in no event shall Seller's liability to Buyer with respect to any Losses exceed a total of five million ($5,000,000.00) dollars.

      (c) Promptly after receipt by Buyer of notice of the assertion of any claim or the commencement of any action in respect of which indemnity or reimbursement may be sought against Seller hereunder (for purposes of this Section, an "Assertion"), Buyer shall notify Seller in writing of the Assertion, but the failure to so notify Seller shall not relieve Seller of any liability it may have to Buyer. If the matter involves litigation or governmental investigation (including a tax audit), Seller shall be entitled to participate in and, to the extent Seller elects by written notice to Buyer within thirty
(30) days after receipt by Seller of notice to such Assertion, to assume the defense of such Assertion, at its own expense, with counsel chosen by it which shall be reasonably satisfactory to Buyer. Notwithstanding that Seller shall have elected by such written notice to assume the defense of any Assertion, Buyer shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by Buyer, but in such event the fees and expenses of such separate counsel shall be paid by Buyer.

      (d)   Notwithstanding anything in this Section to the contrary,

            (i) Seller shall have no obligation with respect to an Assertion if, in connection therewith, Buyer, without the written consent of Seller, shall settle or compromise any action or consent to the entry of any judgment, and

            (ii) Seller shall not, without the written consent of Buyer, (A) settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer of a duly executed written release of Buyer from all liability in respect of such action, which release shall be satisfactory in form and substance to counsel for Buyer, or (B) settle or compromise any action in any manner that, in the sole judgment of Buyer or their counsel, may materially and adversely affect Buyer other than as a result of money damages or other money payments.

8.2   Indemnification by Buyer.

      (a) Buyer hereby assumes, undertakes, and will pay or otherwise discharge, and will indemnify and hold Seller harmless against:

            (i) all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys incurred in the investigation, prosecution of defense (at trial and appellate levels and otherwise) of any claim or action brought by or against Seller (hereinafter collectively called "Losses") arising out of, based upon, or alleging any matter involving an Assumed Obligation or breach of any representation, warranty or covenant by Buyer herein, and

            (ii) all costs and expenses of Seller (including, without limitation, reasonable fees and expense of attorneys) incurred in connection with the enforcement of any rights of Seller under the indemnity provided in this Section.

      (b) Promptly after receipt by Seller of notice of the assertion of any claim or the commencement of any action in respect of which indemnity or reimbursement may be sought against

Buyer hereunder (for purposes of this Section, an "Assertion"), Seller shall notify Buyer in writing of the Assertion, but the failure to so notify Buyer shall not relieve Buyer of any liability it may have to Seller. If the matter involves litigation or governmental investigation (including a tax audit), Buyer shall be entitled to participate in and, to the extent Buyer elects by written notice to Seller within thirty (30) days after receipt by Seller of notice of such Assertion, to assume the defense of such Assertion, at its own expense, with counsel chosen by it which shall be reasonably satisfactory to Seller. Notwithstanding that Buyer shall have elected by such written notice to assume the defense of any Assertion, Seller shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by Seller, but in such event the fees and expenses of such separate counsel shall be paid by Seller.


      (d)   Notwithstanding anything in this Section to the contrary,

            (i) Buyer shall have no obligation with respect to an Assertion if, in connection therewith, Seller, without the written consent of Buyer, shall settle or compromise any action or consent to the entry of any judgment, and

            (ii) Buyer shall not, without the written consent of Seller, (A) settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Seller of a duly executed written release of Seller from all liability in respect of such action, which release shall be satisfactory in form and substance to counsel for Seller, or (B) settle or compromise any action in any manner that, in the sole judgment of Seller or its counsel, may materially and adversely affect Seller other than as a result of a money damages or other money payments.

8.3   Arbitration

      (a) Any dispute, controversy or claim asserted by either party against the other, including any issue as to whether or not a claim is arbitrable, arising out of or relating to this Agreement or any document or agreement executed pursuant to this Agreement or the breach thereof, and including without limitation any claim for indemnification pursuant to Article 8 hereof, shall be settled by arbitration if so requested by either party pursuant to
Section 8.3(b) below. The party intending to file a notice of arbitration shall provide the other party fifteen (15) days prior written notice of its intent to file for an arbitration. During such fifteen (15) day period the parties agree that a senior officer of each party shall meet personally in Chicago, Illinois to discuss, in good faith efforts, to resolve the dispute(s). If the party receiving notice refuses to meet or fails to appear on the agreed upon date of such meeting, the notifying party may file its notice of arbitration and include a statement indicating the receiving party's unwillingness to informally meet to resolve the dispute(s). The arbitration shall be conducted by one arbitrator, who shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Chicago, Illinois and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except that the rules set forth in this
Section 8.3 shall govern such arbitration to the extent that they conflict with the rules of the AAA.

      (b) Upon written notice by a party to the other party of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner, the parties using their best efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator. The arbitration shall apply New Jersey law in accordance with Section 10.13 of this Agreement, except to the extent that those laws conflict with either the Commercial Arbitration Rules of the AAA or the provisions of this Section 8.3. All other procedural matters shall be within the discretion of the arbitrator. In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed.

      (c) Neither party shall be entitled to seek, nor shall the arbitrator be empowered to award, punitive, consequential, exemplary or indirect damages. The determination of the arbitrator shall be final and binding on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.





                                   ARTICLE 9

                          TERMINATION AND ABANDONMENT

9.1   Termination.

      This Agreement may be terminated at any time prior to the Closing by mutual consent of Seller and Buyer.

9.2   Procedure and Effect of Termination.

      In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either of the parties pursuant to this Section, written notice thereof shall promptly be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by either of the parties hereto, and neither of the parties hereto shall have any liability or further obligation to the other party hereto pursuant to this Agreement except as stated in this Section and in Sections 6.1(b) and 6.1(c), which obligations shall continue in perpetuity.


                                   ARTICLE 10

                             MISCELLANEOUS PROVISIONS

10.1  Public Announcements.

      Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be approved by both Seller and Buyer in advance, provided that such approval shall not be unreasonable withheld or delayed and that nothing herein shall prevent either party upon notice to the other from making public announcements to comply with the requirements of law or contract.

10.2  Amendment and Modification.

      This Agreement may be amended, modified, or supplemented only by the written agreement of the parties hereto.

10.3  Waiver of Compliance.

      Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party hereto to enforce at any time any of the provision of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be waiver of any other or subsequent breach.

10.4  Survival of Representations and Warranties.

      Each and every representation and warranty of Seller or Buyer contained herein or in any other document delivered prior to or at Closing shall survive for a period of six (6) months (except that in the case of Seller's representation and warranties contained in Section 5.3 and Section 5.5 which shall be for a period of twelve (12) months) from the Closing or from termination of this Agreement pursuant to Article 9.

10.5  Cost and Expenses.

      Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

10.6  Notices.

      All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given: (a) when personally delivered to the party entitled to receive the notice; (b) upon receipt of a facsimile message confirmed by first-class mail, postage prepaid; (c) upon receipt of package delivered by overnight courier; or (d) when sent by certified or registered mail, postage prepaid properly addressed to the party entitled to receive such notice at the address stated below or such other address as one party may so notify other.

      Seller: Block Drug Company, Inc.

              257 Cornelison Avenue

              Jersey City, New Jersey 07302

              Attention:    Senior Vice President and General Counsel

              Fax:  (201) 451-2534



      Buyer:  WD-40 Company

              1061 Cudahy Place

              San Diego, California 92110

              Attention:    Garry O. Ridge

              Fax:   (619) 275-4958

              With a copy to: John B. Sidell, Esq

              Harmsen Carpenter Sidell & Olson

              Symphony Towers

              750 B Street, Ste. 1800

              San Diego, California 92101

              Fax:   (619) 238-0087

10.7  Exhibits and Schedules.

      The Exhibits and Schedules attached to this Agreement are made a part of this Agreement, and reference to a document or agreement in one Exhibit or Schedule shall deemed reference to such document or agreement in all Exhibits or Schedules.

10.8  Successors and Assigns.

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Seller nor Buyer may assign this Agreement or any of its rights or liabilities hereunder without the prior written consent of the other party hereto, except that Seller may so assign to one or more of its Affiliates.

10.9  Entire Agreement.

      This Agreement, including the Exhibits and Schedules attached hereto and any documents referred to herein, shall constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

10.10 Illegality and Severability.

      In the event a court of competent jurisdiction holds any part or provision of this Agreement to be illegal, invalid, unenforceable or in conflict with the applicable laws or regulations, shall be ineffective to the extent of such holding and shall be replaced with a part or provision that accomplishes, to the extent possible, the original commercial purpose and economic benefit of such part or provision in a valid and enforceable manner, without affecting, impairing or invalidation the remaining provisions which shall remain binding on the parties hereto and in full force and effect.

10.11 Captions

      The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

10.12 Counterpart.

      This Agreement may be executed in on or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

10.13 Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, but in no event shall any conflict of law provision be applied in the governance and interpretation of this Agreement.


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Block Drug Company, Inc.                    WD-40 Company


By:  /s/ Peter C. Mann                      By:  /s/ Garry O. Ridge
    ------------------------------              -------------------------------

Name Printed:  Peter C. Mann                Name Printed:  Garry O. Ridge
              --------------------                        ---------------------

Title:  President - Americas Division       Title:  President/CEO
       --------------------------------            ----------------------------










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